Exhibit H(12)

ACCOUNTING SERVICES AGREEMENT

This Agreement is made as of November 14, 2011 by and between MASSMUTUAL SELECT CAYMAN GLOBAL ALLOCATION FUND I, LTD., an exempted company organized under the laws of the Cayman Islands (“Company”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“Accounting Agent”).

WHEREAS, MassMutual Select Funds, a management investment company registered under the Investment Company Act of 1940 ( “1940 Act”), on behalf of its series, the MassMutual Select BlackRock Global Allocation Fund (“Select BlackRock Global Allocation Fund”), has appointed the Accounting Agent to act as its custodian;

WHEREAS, the Company is a wholly-owned subsidiary of Select BlackRock Global Allocation Fund;

WHEREAS, the Company desires to retain the Accounting Agent to perform certain fund accounting and recordkeeping services;

WHEREAS, the Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION	1. DUTIES OF THE ACCOUNTING AGENT.

SECTION 1.1 BOOKS OF ACCOUNT.

Upon receipt of “Proper Instructions” (as defined in Section 2.2) from the Company or any person duly authorized by the Company, the Accounting Agent shall maintain the books of account of the Company and shall compute and, unless otherwise directed by the Company, determine as of the close of regular trading on the New York Stock Exchange on each day on which said Exchange is open for unrestricted trading and as of such other days, or hours, if any, as may be authorized by the Company, the net asset value of a share of the Company, such determination to be made in accordance with the provisions of the organizational documents of the Company and the registration statement of the Select BlackRock Global Allocation Fund filed with the SEC pursuant to the Securities Act of 1933 and 1940 Act, each as may be amended from time to time, and any applicable resolutions of the Company’s Board of Directors at the time in force and applicable; and promptly to notify the Company, or such other persons as the Company may request, of the results of such computation and determination. In computing the net asset value hereunder, the Accounting Agent may rely in good faith upon information furnished to it by any Authorized Person in respect of (i) the manner of accrual of the liabilities of the Company and in respect of liabilities of the Company not appearing on its books of account kept by the Accounting Agent, (ii) reserves, if any authorized by the Company’s Board of Directors or that no such reserves have been authorized, (iii) the source of the quotations to be used in computing the net asset value, and (iv) the value to be assigned to any security for which no price quotations are available, and the Accounting Agent shall not be responsible for any loss occasioned by such reliance or for any good faith reliance on any quotations received from a source pursuant to (iii) above.

The Company shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Company’s governing document and shall supply the Accounting Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of the Company, the Accounting Agent shall value the Company’s portfolio securities utilizing prices obtained from sources designated by the Company (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the “Price Source Authorization”). The Accounting Agent shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Accounting Agent.

SECTION 1.2 RECORDS.

The Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as may be agreed to from time to time by the Company and the Accounting Agent and shall at all times during the regular business hours of the Accounting Agent be open for inspection by duly authorized officers, employees or agents of the Company. During the term of this Agreement, the Accounting Agent shall preserve for the period required by law the records required to be maintained hereunder. The Accounting Agent shall provide copies of all or a portion of such records to the Company within a reasonable period of time and at Company’s expense, upon request.

SECTION 1.3 APPOINTMENT OF AGENTS.

The Accounting Agent may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the Accounting Agent’s obligations or liabilities hereunder.

SECTION 2.	DUTIES OF THE COMPANY.

SECTION 2.1 DELIVERY OF INFORMATION.

The Company shall provide, or shall cause a third party to provide, timely notice to the Accounting Agent of certain data as a condition to the Accounting Agent’s performance described in Section 1 above. The data required to be provided pursuant to this section is set forth on Exhibit

B hereto, which schedule may be separately amended or supplemented by the parties from time to time.

The Accounting Agent is authorized and instructed to rely upon the information it receives from the Company or any third party. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Company.

SECTION 2.2 PROPER INSTRUCTIONS.

Proper Instructions, which may also be standing instructions, as used throughout this Agreement, shall mean instructions received by the Accounting Agent from the Company, the Company’s investment manager, or a person or entity duly authorized by either of them. The Company shall give timely Proper Instructions to the Accounting Agent in regard to matters affecting accounting practices and the Accounting Agent’s performance pursuant to this Agreement. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Accounting Agent and the person or entity giving such instructions, provided that the Company has followed any security procedures agreed to from time to time by the Company and the Accounting Agent. Oral instructions will be considered Proper Instructions if the Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Company shall cause all oral instructions to be confirmed in writing. The Company or the Company’s investment manager shall cause its duly authorized officer to certify to the Accounting Agent in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Accounting Agent shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Company to the contrary.

SECTION 2.3 REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to the Accounting Agent that:

(a)	It is duly organized, validly existing in good standing in its jurisdiction of organization, and qualified to conduct its business in every jurisdiction where its business is conducted;

(b)	The execution, delivery and performance of this Agreement, all documents and instruments to be delivered hereunder and all transactions contemplated hereunder have been duly authorized by all necessary action;

(c)	The person executing this Agreement on its behalf has been duly authorized;

(d)	This Agreement constitutes its legal, valid, binding and enforceable agreement;

(e)	It has obtained all authorizations, approvals and consents of any governmental body required in connection with this Agreement and all transactions contemplated hereunder and such authorizations are in full force and effect; and

(f)	The execution, delivery and performance of this Agreement and the transactions hereunder will not violate any agreement, law, by-law, rule or regulation applicable to it or by which it is bound or by which any of its assets are affected in any material respect. Further, the Company hereby acknowledges and agrees that it shall promptly notify the Accounting Agent of any statute, regulation, rule, or other regulatory requirement or policy governing the Company (other than the 1940 Act), and any change thereto, which may affect the Accounting Agent’s responsibilities under this Agreement. The Company shall be responsible for complying with all laws, rules and regulations applicable to it in the Cayman Islands and elsewhere and any filings required to be made with respect to the Company with regulatory authorities in the Cayman Islands or any other jurisdiction are solely the responsibility of the Company.

SECTION 3.	STANDARD OF CARE; LIMITATION OF LIABILITY.

The Accounting Agent shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement. It shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for the Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Accounting Agent shall be responsible for the performance of only such duties as are set forth in this Agreement and, shall have no responsibility for the actions or activities of any other party, including other service providers. The Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Accounting Agent’s duties hereunder in accordance with any Proper Instruction or in reliance upon records that were maintained for the Company by entities other than the Accounting Agent prior to the Accounting Agent’s appointment as Accounting Agent hereunder, or any error, omission, inaccuracy or other deficiency in any information provided to the Accounting Agent by Company or any third party, including the accuracy of the prices quoted by the Authorized Price Sources. The Accounting Agent shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Accounting Agent, its officers or employees. The Accounting Agent shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Accounting Agent’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Company and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Accounting Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Accounting Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2011 shall be the date of this Agreement through December 31, 2011, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2012 and terminating on December 31, 2012 shall be the date of this Agreement through December 31, 2011, calculated on an annualized basis.

The Accounting Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Company shall indemnify and hold the Accounting Agent and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Accounting Agent resulting from any claim, demand, action or suit in connection with the Accounting Agent’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company, or upon reasonable reliance on information or records given or made by the Company, provided that this indemnification shall not apply to actions or omissions of the Accounting Agent, its officers or employees in cases of its or their own negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

In no event shall the Accounting Agent be liable for indirect, special or consequential damages.

The Company acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of the Company and that the Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Accounting Agent in performing its duties under this Agreement.

SECTION 4.	COMPENSATION OF ACCOUNTING AGENT.

The Accounting Agent shall be entitled to reasonable compensation for its services and expenses as Accounting Agent, as agreed upon from time to time between the Company and the Accounting Agent.

SECTION 5.	TERM OF AGREEMENT; AMENDMENT.

The term of this Agreement shall continue through January 1, 2014 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, this Agreement shall automatically continue in full force and effect until either party terminates this Agreement on at least six (6) months’ prior written notice to the other party.

(a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any renewal term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within forty-five (45) days of receipt of such notice.

(b) If a majority of the Company’s Board of Directors or the Select Global Allocation Fund’s Board of Directors reasonably determines that the performance of the Accounting Agent under this Agreement does not meet industry standards, written notice of such determination setting forth the reasons for such determination shall be provided to the Accounting Agent. In the event the Accounting Agent shall not, within forty-five (45) days thereafter, cure identified deficiencies to the reasonable satisfaction of the Company’s Board of Directors or the Select Global Allocation Fund’s Board of Directors, the Company, with the authorization of the Company’s Board of Directors or the Select Global Allocation Fund’s Board of Directors, may terminate this Agreement.

Upon termination of this Agreement, the Company shall pay to the Accounting Agent such compensation as may be due as of the date of such termination and shall likewise reimburse the Accounting Agent for its costs, expenses and disbursements.

This Agreement may be amended at any time by mutual written agreement of the parties hereto.

SECTION 6.	SUCCESSOR AGENT.

If a successor agent for the Company shall be appointed by the Company, the Accounting Agent shall upon termination deliver to such successor agent at the office of the Accounting Agent all properties of the Company held by it hereunder. If no such successor agent shall be appointed, the Accounting Agent shall, upon receipt of Proper Instructions, deliver such properties at the office of the Accounting Agent in accordance with such instructions.

SECTION 7.	GENERAL.

SECTION 7.1 MASSACHUSETTS LAW TO APPLY. This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

SECTION 7.2 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between the Company and the Accounting Agent relating to fund accounting and recordkeeping services.

SECTION 7.3 ASSIGNMENT. This Agreement may not be assigned by (a) the Company without the prior written consent of the Accounting Agent or (b) by the Accounting Agent without the prior written consent of the Funds.

SECTION 7.4 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Accounting Agent and the Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Company’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 7.5 REMOTE ACCESS SERVICES ADDENDUM. The Company and the Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

SECTION 7.6 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Company:	MassMutual Select Cayman Global Allocation Fund I, Ltd.
c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands

To the Accounting Agent:	STATE STREET BANK AND TRUST COMPANY
200 Clarendon Street
P.O. Box 9130
Boston, Massachusetts 02117-9130

Attention: MassMutual Client Manager
Telephone: 617-662-9083
Telecopy: 617-937-3911

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 7.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

SECTION 7.8 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 7.9 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 7.10 DATA PRIVACY. The Accounting Agent will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

SECTION 7.11 CONFIDENTIALITY.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Accounting Agent and its affiliates may report and use nonpublic portfolio holdings information of its clients, including the Company, on an aggregated basis with all or substantially all other client information and without specific reference to the Company.

SECTION 7.12 1940 ACT.

The Company is a subsidiary of an entity registered with the Securities and Exchange Commission as an investment company under the 1940 Act. The rights and obligations of the parties under this Agreement shall be determined for all purposes as if the Company were itself so registered and entitled to the benefits thereof.

SECTION 7.13 SERVICES PERFORMED IN MASSACHUSETTS.

Any services performed in Massachusetts, USA, by or on behalf of the Accounting Agent under this Agreement shall be limited to those activities which are identified in the Massachusetts Commissioner of Revenue’s Letter Ruling 01-4 as not subjecting a foreign company to taxation in Massachusetts.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

MASSMUTUAL SELECT CAYMAN GLOBAL ALLOCATION FUND I, LTD.

By:	/s/ Richard J. Byrne
Name: Richard Byrne
Title: Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Michael F. Rogers, Executive Vice President

EXHIBIT A

TO

ACCOUNTING SERVICES AGREEMENT

Form of Price Source Authorization

To: State Street Bank and Trust Company

From:

Client Name: MassMutual Select Cayman Global Allocation Fund I, Ltd.

Client Address:

Date: November 14, 2011

Re: PRICE SOURCE AUTHORIZATION

Reference is made to the Accounting Services Agreement dated November 14, 2011 between MassMutual Select Cayman Global Allocation Fund I, Ltd. (the “Fund”) and State Street Bank and Trust Company. Capitalized terms used in this Price Source Authorization or in any attachment or supplement shall have the meanings provided in the Accounting Services Agreement unless otherwise specified. Pursuant to the Accounting Services Agreement, the Fund hereby directs State Street to calculate the net asset value (“NAV”) of the Fund or, if applicable, its Portfolios, in accordance with the terms of the Fund’s currently effective Prospectus. State Street will perform the NAV calculation subject to the terms and conditions of the Accounting Services Agreement and this Authorization.

The Fund hereby authorizes State Street to use the pricing sources specified on the attached Authorization Matrix (as amended from time to time) as sources for prices of assets in calculating the net asset value of the Fund. The Fund understands that State Street does not assume responsibility for the accuracy of the quotations provided by the specified pricing sources and that State Street shall have no liability for any incorrect data provided by the pricing sources specified by the Fund, except as may arise from State Street’s lack of reasonable care in performing agreed upon tolerance checks as to the data furnished and calculating the net asset value of the Fund in accordance with the data furnished to State Street. The Fund also acknowledges that prices supplied by the Fund or an affiliate may be subject to approval of the Fund’s Board and are not the responsibility of State Street.

The Fund agrees to indemnify and hold State Street harmless from any claim, loss or damage arising as a result of using prices furnished by any specified pricing source.

State Street agrees that written notice of any change in the name of any specified pricing source will be sent to the Fund as such information is available to State Street.

Kindly acknowledge your acceptance of the terms of this letter in the space provided below.

MASSMUTUAL SELECT CAYMAN GLOBAL ALLOCATION FUND I, LTD.

By:	/s/ Richard J. Byrne	The foregoing terms are hereby accepted.

Title:	Director	STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Executive Vice President

AUTHORIZATION MATRIX to be attached to Price Source Authorization dated November 14, 2011

Authorization Matrix

CLIENT: MASSMUTUAL SELECT CAYMAN GLOBAL ALLOCATION FUND I, LTD. Effective Date: November 14, 2011

(supersedes prior Authorization Matrices)

Note: [Please submit Client Name, Fund Name and/or List of Funds with this form]

Pricing Source
Security Type	Primary	Secondary	Back-Up
Domestic Equities	Thomson-Reuters	IDC	Bloomberg

Foreign Currency	WM Company	Thomson-Reuters	Bloomberg

Foreign Equities	Thomson-Reuters	IDC	Bloomberg

Municipal Bonds	IDC	S & P / JJ Kenney	Bloomberg, FRI Corp.

Foreign Bonds	IDC	FRI Corp	Bloomberg, Thomson-Reuters

Convertible Bonds	IDC	S & P / JJ Kenney	JPM Pricing Direct, Thomson-Reuters, FRI Corp., Bloomberg

Corporate Bonds	IDC	S & P / JJ Kenney	JPM Pricing Direct, Thomson-Reuters, FRI Corp., Bloomberg

ABS/CMO/MBS/ARMS	JPM Pricing Direct	IDC	Thomson-Reuters, S&P/JJ Kenney, FRI Corp., Bloomberg

US Gov’t Obligations	JPM Pricing Direct	IDC	Thomson-Reuters S&P/JJ Kenney, FRI Corp., Bloomberg

Mortgage Backed (non-US Gov’t)	JPM Pricing Direct	IDC	Thomson-Reuters, Bloomberg

Equity Options	Bloomberg	Thomson-Reuters	Broker/Subadviser

Futures	Bloomberg	Thomson-Reuters	Broker/Subadviser

High Yield Corporate Bonds	IDC	JPM Pricing Direct	Thomson-Reuters

Swaps & Swaptions	SSB Derivatives Pricing	Broker/Subadviser

Private Placements	Currently, SSB obtains prices for these instruments on a daily basis from brokers under direction of the Subadviser, or they are fair valued by the Advisor.
Project Loans
Residential Loans
Warrants

MMF Destination Funds	SSB (prices used are those in the underlying funds).

As of:

13 of

EXHIBIT B

TO

ACCOUNTING SERVICES AGREEMENT

INFORMATION REQUIRED TO BE SUPPLIED	RESPONSIBLE PARTY

Portfolio Trade Authorizations	BlackRock Investment Management, LLC
Currency Transactions	BlackRock Investment Management, LLC
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	BlackRock Investment Management, LLC /
Massachusetts Mutual Life Insurance Company
Dividend/Distribution Declaration	BlackRock Investment Management, LLC /
Massachusetts Mutual Life Insurance Company
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Expense Budget	BlackRock Investment Management, LLC /
Massachusetts Mutual Life Insurance Company/
Administrator
Amortization Policy	Massachusetts Mutual Life Insurance Company
Accounting Policy/Complex Investments	Massachusetts Mutual Life Insurance Company
Audit Management Letter	Auditor
Annual Shareholder Letter	Massachusetts Mutual Life Insurance Company
Annual/Semi-Annual Reports	Massachusetts Mutual Life Insurance Company/
Administrator

EXHIBIT C

REMOTE ACCESS SERVICES ADDENDUM

ADDENDUM to that certain Accounting Services Agreement dated as of November 14, 2011 (the “Accounting Services Agreement”) between MassMutual Select Cayman Global Allocation Fund I, Ltd. (the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary or third-party accounting and other systems in conjunction with the services that State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its ownership and/or control that it makes available to its customers (the “Remote Access Services”).

THE SERVICES

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third-party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

SECURITY PROCEDURES

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third-party vendors for use of the System and access to the Remote Access Services. The Customer is responsible for any use and/or misuse of the System and Remote Access Services by its Authorized Designees. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by the Customer or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Limit of Liability

IN NO EVENT SHALL THE CUSTOMER OR STATE STREET BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS ADDENDUM.

FEES

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties. The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

PROPRIETARY INFORMATION/INJUNCTIVE RELIEF

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third-party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third-party vendors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third-party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance, copy or otherwise create derivative works based upon the System; nor will the Customer or Customer’s Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third-party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

LIMITED WARRANTIES

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third-party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and the Customer and its Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third-party vendors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD-PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

INFRINGEMENT

State Street will defend or, at its option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by the Customer under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding, cooperates with State Street in the defense of such claim or proceeding and allows State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the State Street proprietary system (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to the Customer for the matters described in this section.

TERMINATION

Either party to the Accounting Services Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of the accounting services agreement applicable to the Customer. The Customer’s use of any third-party System is contingent upon its compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third-party System. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

MISCELLANEOUS

This Addendum constitutes the entire understanding of the parties to the Accounting Services Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By its execution of the Accounting Services Agreement, the Customer: (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) confirms that State Street is entitled to the benefit of all indemnities under the Accounting Services Agreement with regard to any failure of the Customer or any of its Authorized Designees to abide by the terms of this Addendum.